EXHIBIT 10.02

SECOND AMENDMENT OF

EMPLOYMENT AGREEMENT OF MARILYN L. WHITE

This Second Amendment of Employment Agreement (the “Amendment”) is made and entered into by and between Marilyn L. White (the “Employee”) and General Employment Enterprises, Inc., an Illinois Corporation (the “Company”) (collectively, the “Parties”).

WHEREAS, the Parties entered into an Employment Agreement effective as of December 19, 2001 (the “Agreement”); and

WHEREAS, the Parties previously have amended the Agreement and now consider it desirable to further amend the terms and conditions of the Agreement by this Second Amendment;

NOW THEREFORE, in accordance with Section 9 of the Agreement and in consideration of the mutual promises herein made, the sufficiency of which are expressly acknowledged, the Parties agree as follows:

1.            The following two sentences are hereby added to the end of Section 1(ii) of the Agreement:

“Employee and the Company acknowledge that the Employee’s Base Salary (as defined in Section 4 of this Agreement) as of January 1, 2009 is Two Hundred Thousand Dollars ($200,000). Notwithstanding the foregoing, from January 1, 2009 through December 31, 2009 (the ‘Reduced Period’) the Company shall pay Employee an annualized rate of One Hundred and Eighty Thousand Dollars ($180,000) less tax and related withholdings; provided that, for all purposes of this Agreement, including, but not limited to, Section 4 relating to Severance Following Change in Control and Sections 5 and 6(d) relating to Termination for Good Reason Following Change in Control the term ‘Base Salary’ shall continue to mean the Executive’s base salary at the annualized rate of Two Hundred Thousand Dollars ($200,000); provided further that, if the Company experiences a ‘Change in Control’ (as defined in Section 6(b) of this Agreement) during the Reduced Period, the Executive’s annualized rate shall automatically revert to Two Hundred Thousand Dollars ($200,000) for all purposes of this Agreement.”

2.             The following new Sections 13(d) and 13(e) are hereby added to Section 13 of the Agreement:

“(d)     Each payment under this Agreement or any Company benefit plan is intended to be treated as one of a series of separate payments for purposes of Code Section 409A and Treasury Regulation Section 1.409A-2(b)(2)(iii) (or any similar or successor provisions).

(e)       For purposes of this Agreement, the Employee’s employment is terminated when the Employee experiences a ‘separation from service’ within the meaning of Code Section 409A.”

3.            The Parties agree that the changes made by this Amendment shall not constitute a waiver of the Employee's right to terminate employment for Good Reason Following a Change in Control under Sections 5 and 6(d) of the Agreement and receive severance for any changes or reductions other than those explicitly agreed to herein.

IN WITNESS WHEREOF, the parties have executed this Second Amendment on this 27th day of January, 2009.

GENERAL EMPLOYMENT ENTERPRISES, INC.	EMPLOYEE

By:	/s/ Sheldon Brottman	/s/ Marilyn L. White

Its:	Chairman Compensation Committee

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